Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2014 RESULTS

Consolidated 2nd Quarter 2014 Highlights:

•                  Consolidated Revenue Increased 3.5%, Operating Cash Flow Increased 7.0% and Operating Income Increased 10.7%

•                  Earnings per Share Increased 16.9% to $0.76; Excluding Gain on a Sale and Transaction-Related Costs, EPS Increased 15.4% to $0.75

•                  Quarterly Dividends and Quarterly Share Repurchases Increased 31.7% to $1.3 Billion

Cable Communications 2nd Quarter 2014 Highlights:

•                  Cable Communications Revenue Increased 5.4% and Operating Cash Flow Increased 5.3%

•                  High-Speed Internet Customers Increased by 203,000; The Best Second Quarter Net Additions in Six Years

•                  Video Customer Net Losses Declined to 144,000; The Best Second Quarter Result in Six Years

•                  Business Services Revenue Increased 22.4%, Approaching a $4 Billion Annual Run-Rate

NBCUniversal 2nd Quarter 2014 Highlights:

•                  NBCUniversal Revenue Increased 0.3% and Operating Cash Flow Increased 20.4%, as Operating Cash Flow Margins Expanded to 23.8% from 19.9% in the Prior Year Period

•                  NBC Ended the Broadcast Season Rated #1 Among Adults 18-49

•                  Extended Rights for an Additional Six Olympic Games Through 2032

PHILADELPHIA – July 22, 2014… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2014.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We continue to see strong momentum across our cable and content businesses. In Cable, we posted the best second quarter customer results for both video and high-speed Internet in six years and saw tremendous demand for our X1 product, which is a truly transformative experience.  We are also pleased with the continued rapid growth of business services, which has quickly become an important engine for the company. NBCUniversal had another excellent quarter with double-digit operating cash flow growth driven by solid results in each segment and a first place finish for NBC for the 2013/2014 broadcast television season.”

Consolidated Financial Results

		2nd Quarter			Year to Date
($ in millions)	2013	2014	Growth	2013	2014	Growth
Revenue	$16,270	$16,844	3.5%	$31,580	$34,252	8.5%
Excluding Olympics				$31,580	$33,149	5.0%
Operating Cash Flow[1]	$5,425	$5,804	7.0%	$10,459	$11,342	8.4%
Excluding TWC and Charter Transaction-Related Costs	$5,425	$5,848	7.8%	$10,459	$11,403	9.0%
Operating Income	$3,435	$3,804	10.7%	$6,502	$7,372	13.4%
Earnings per Share[2]	$0.65	$0.76	16.9%	$1.19	$1.47	23.5%
Excluding Adjustments (see Table 4)	$0.65	$0.75	15.4%	$1.16	$1.43	23.3%
Free Cash Flow[3]	$1,948	$1,155	(40.7%)	$5,086	$3,979	(21.8%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the second quarter of 2014 increased 3.5% to $16.8 billion. Consolidated Operating Cash Flow increased 7.0% to $5.8 billion. Excluding $44 million of Time Warner Cable and Charter transaction-related costs in the second quarter of 2014, consolidated operating cash flow increased 7.8% (See Table 5). Consolidated Operating Income increased 10.7% to $3.8 billion.

For the six months ended June 30, 2014, consolidated revenue increased 8.5% to $34.3 billion. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, consolidated revenue increased 5.0%.  Consolidated operating cash flow increased 8.4% to $11.3 billion.  Excluding $61 million of transaction-related costs in the first six months of 2014, consolidated operating cash flow increased 9.0% (See Table 5). Consolidated operating income increased 13.4% to $7.4 billion.

Earnings per Share (EPS) for the second quarter of 2014 was $0.76, a 16.9% increase from the $0.65 reported in the second quarter of 2013. Excluding a gain on the sale of an investment and transaction-related costs in the second quarter of 2014, EPS increased 15.4% to $0.75 (see Table 4).

EPS for the six months ended June 30, 2014 was $1.47, a 23.5% increase from the $1.19 reported in the prior year.  Excluding gains on the sales of investments, a favorable resolution of a prior acquisition contingency and transaction-related costs in the first six months of 2014, as well as a gain on the sale of wireless spectrum licenses in the first quarter of 2013, EPS increased 23.3% to $1.43 (see Table 4).

Capital Expenditures increased 19.4% to $1.8 billion in the second quarter of 2014 compared to the second quarter of 2013. Cable Communications’ capital expenditures increased $253 million, or 20.4%, to $1.5 billion in the second quarter of 2014, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and Cloud DVR, as well as our investment in network infrastructure to increase network capacity. Cable capital expenditures represented 13.5% of Cable revenue in the second quarter of 2014 compared to 11.9% in last year’s second quarter.  NBCUniversal’s capital expenditures increased $38 million, or 14.3%, to $298 million in the second quarter of 2014, primarily reflecting increased investments in Theme Parks and facilities.

For the six months ended June 30, 2014, capital expenditures increased 13.2% to $3.2 billion compared to the prior year.  Cable Communications capital expenditures increased $304 million, or 13.0%, to $2.6 billion and represented 12.1% of Cable revenue compared to 11.3% in 2013.  NBCUniversal’s capital expenditures increased $66 million, or 12.5%, to $589 million for the first six months of 2014.

Free Cash Flow decreased 40.7% to $1.2 billion in the second quarter of 2014 compared to $1.9 billion in the second quarter of 2013, reflecting increased working capital, mainly driven by higher film and TV production spend, as well as increased capital expenditures and cash taxes on operating items, partially offset by growth in consolidated operating cash flow. Free cash flow for the six months ended June 30, 2014 decreased 21.8% to $4.0 billion compared to $5.1 billion in 2013.

	2nd Quarter			Year to Date

($ in millions)	2013	2014	Growth	2013	2014	Growth
Operating Cash Flow	$5,425	$5,804	7.0%	$10,459	$11,342	8.4%
Capital Expenditures	(1,506)	(1,798)	19.4%	(2,867)	(3,246)	13.2%
Cash Paid for Capitalized Software and Other Intangible Assets	(262)	(260)	(0.8%)	(444)	(477)	7.4%
Cash Interest Expense	(515)	(541)	5.0%	(1,132)	(1,164)	2.8%
Cash Taxes on Operating Items	(1,347)	(1,570)	16.6%	(1,541)	(1,838)	19.3%
Changes in Operating Assets and Liabilities	49	(638)	NM	418	(905)	NM
Noncash Share-Based Compensation	111	147	32.4%	213	266	24.9%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(67)	(51)	(23.9%)	(116)	(117)	0.9%
Other	60	62	3.3%	96	118	22.9%
Free Cash Flow[3]	$1,948	$1,155	(40.7%)	$5,086	$3,979	(21.8%)
NM=comparison not meaningful.

Dividends and Share Repurchases. During the second quarter of 2014, Comcast paid dividends totaling $585 million and repurchased 15.0 million of its common shares for $750 million.  In the first six months of 2014, Comcast has repurchased 29.9 million of its common shares for $1.5 billion.  As of June 30, 2014, Comcast had approximately $6.0 billion available under its share repurchase authorization.

Cable Communications

		2nd Quarter			Year to Date
($ in millions)	2013	2014	Growth	2013	2014	Growth
Cable Communications Revenue
Video	$5,175	$5,239	1.2%	$10,288	$10,417	1.3%
High-Speed Internet	2,569	2,819	9.7%	5,092	5,569	9.4%
Voice	910	922	1.3%	1,810	1,842	1.7%
Business Services	788	965	22.4%	1,529	1,882	23.1%
Advertising	558	599	7.5%	1,046	1,118	6.9%
Other	467	485	3.9%	919	958	4.4%
Cable Communications Revenue	$10,467	$11,029	5.4%	$20,684	$21,786	5.3%

Cable Communications Operating Cash Flow	$4,335	$4,564	5.3%	$8,554	$8,964	4.8%
Operating Cash Flow Margin	41.4%	41.4%		41.4%	41.1%

Cable Communications Capital Expenditures	$1,240	$1,493	20.4%	$2,334	$2,638	13.0%
Percent of Cable Communications Revenue	11.9%	13.5%		11.3%	12.1%

Revenue for Cable Communications increased 5.4% to $11.0 billion in the second quarter of 2014 compared to $10.5 billion in the second quarter of 2013, driven by increases of 9.7% in high-speed Internet and 22.4% in business services. The increase in Cable revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

For the six months ended June 30, 2014, Cable revenue increased 5.3% to $21.8 billion compared to $20.7 billion in 2013.

Customer relationships decreased by 25,000 to 26.8 million during the second quarter of 2014, a 62% improvement compared to a decline of 66,000 during the second quarter of 2013.  At the end of the second quarter, penetration of our triple product customers increased to 36% compared to 34% in the second quarter of 2013. High-speed Internet customer net additions improved versus last year and were the strongest for a second quarter in six years. Video customer net losses improved year-over-year and were also the best result for a second quarter in six years.

	Customers		Net Adds
Billable Customers Method[4] (in thousands)	2Q13	2Q14	2Q13	2Q14
Video Customers	22,658	22,457	(162)	(144)
High-Speed Internet Customers	19,986	21,271	187	203
Voice Customers	10,327	11,003	161	137

Single Product Customers	9,044	8,510	(162)	(95)
Double Product Customers	8,505	8,574	(63)	(82)
Triple Product Customers	8,980	9,691	159	152
Customer Relationships	26,529	26,775	(66)	(25)

Operating Cash Flow for Cable Communications increased 5.3% to $4.6 billion in the second quarter of 2014 compared to $4.3 billion in the second quarter of 2013, reflecting higher revenue, partially offset by a 5.4% increase in operating expenses primarily related to higher video programming costs.  This quarter’s operating cash flow margin was 41.4%, consistent with the prior year period.

For the six months ended June 30, 2014, Cable operating cash flow increased 4.8% to $9.0 billion compared to $8.6 billion in 2013.  Year-to-date operating cash flow margin was 41.1% compared to 41.4% in 2013.

NBCUniversal

	2nd Quarter			Year to Date

($ in millions)	2013	2014	Growth	2013	2014	Growth	Excluding Olympics
NBCUniversal Revenue
Cable Networks	$2,413	$2,476	2.6%	$4,638	$4,981	7.4%	1.9%
Broadcast Television	1,732	1,816	4.9%	3,249	4,437	36.6%	10.5%
Filmed Entertainment	1,388	1,176	(15.3%)	2,604	2,527	(3.0%)
Theme Parks	546	615	12.8%	1,008	1,102	9.4%
Headquarters, Other and Eliminations	(84)	(67)	NM	(164)	(155)	NM
NBCUniversal Revenue	$5,995	$6,016	0.3%	$11,335	$12,892	13.7%	4.0%

NBCUniversal Operating Cash Flow
Cable Networks	$860	$914	6.3%	$1,719	$1,809	5.3%
Broadcast Television	206	240	16.2%	171	362	111.4%
Filmed Entertainment	33	195	NM	102	483	NM
Theme Parks	231	244	5.6%	404	414	2.5%
Headquarters, Other and Eliminations	(139)	(159)	NM	(252)	(323)	NM
NBCUniversal Operating Cash Flow	$1,191	$1,434	20.4%	$2,144	$2,745	28.0%

Revenue for NBCUniversal increased 0.3% to $6.0 billion in the second quarter of 2014 compared to last year’s second quarter as revenue growth in Broadcast Television, Theme Parks and Cable Networks was mostly offset by lower theatrical revenue in the Filmed Entertainment segment.  Operating Cash Flow increased 20.4% to $1.4 billion compared to $1.2 billion in the second quarter of 2013, with improvement across all segments.

For the six months ended June 30, 2014, NBCUniversal revenue increased 13.7% to $12.9 billion compared to $11.3 billion in 2013. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, NBCUniversal revenue increased 4.0% (see Table 5).  Operating cash flow increased 28.0% to $2.7 billion compared to $2.1 billion in the first six months of 2013.

Cable Networks

For the second quarter of 2014, revenue from the Cable Networks segment increased 2.6% to $2.5 billion compared to $2.4 billion in the second quarter of 2013, reflecting a 4.2% increase in distribution revenue and a 14.3% increase in content licensing and other revenue, partially offset by a 2.2% decline in advertising revenue.  Operating cash flow increased 6.3% to $914 million compared to $860 million in the second quarter of 2013, reflecting higher revenue and moderate expense growth, with continued investment in programming.

For the six months ended June 30, 2014, revenue from the Cable Networks segment increased 7.4% to $5.0 billion compared to $4.6 billion in 2013. Excluding $257 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 1.9%.  Operating cash flow increased 5.3% to $1.8 billion compared to $1.7 billion in the first six months of 2013.

Broadcast Television

For the second quarter of 2014, revenue from the Broadcast Television segment increased 4.9% to $1.8  billion compared to $1.7 billion in the second quarter of 2013, driven by higher retransmission consent fees, as well as content licensing agreements, partially offset by a 1.7% decrease in advertising revenue due to fewer hours of The Voice compared to the same period a year ago.  Operating cash flow increased 16.2% to $240 million compared to $206 million in the second quarter of 2013, reflecting higher revenue and a slight increase in operating costs and expenses.

For the six months ended June 30, 2014, revenue from the Broadcast Television segment increased 36.6% to $4.4 billion compared to $3.2 billion in 2013.  Excluding $846 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 10.5% (see Table 5).  Operating cash flow increased $191 million to $362 million compared to $171 million in the first six months of 2013.

Filmed Entertainment

For the second quarter of 2014, revenue from the Filmed Entertainment segment decreased 15.3% to $1.2 billion compared to $1.4 billion in the second quarter of 2013, reflecting lower theatrical revenue from fewer releases in the second quarter compared to the same period last year, partially offset by higher content licensing revenue, as well as higher home entertainment revenue from the strong performances of Ride Along and Lone Survivor.  Operating cash flow increased $162 million to $195 million compared to $33 million in the second quarter of 2013, reflecting a decrease in the amortization of film costs and reduced advertising, marketing and promotion expense due to a smaller film slate.

For the six months ended June 30, 2014, revenue from the Filmed Entertainment segment decreased 3.0% to $2.5 billion compared to $2.6 billion in 2013.  Operating cash flow increased $381 million to $483 million compared to $102 million in the first six months of 2013.

Theme Parks

For the second quarter of 2014, revenue from the Theme Parks segment increased 12.8% to $615 million compared to $546 million in the second quarter of 2013, driven by higher guest attendance and per capita spending at the Orlando and Hollywood theme parks, which benefitted, in part, from the timing of Spring holidays. Second quarter operating cash flow increased 5.6% to $244 million compared to $231 million in the same period last year, reflecting higher revenue, offset in part by additional costs related to marketing and training to support the opening of Orlando’s The Wizarding World of Harry PotterTM – Diagon AlleyTM, which officially opened on July 8th.

For the six months ended June 30, 2014, revenue from the Theme Parks segment increased 9.4% to $1.1 billion compared to $1.0 billion in 2013.  Operating cash flow increased 2.5% to $414 million compared to $404 million in the first six months of 2013.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $159 million compared to a loss of $139 million in the second quarter of 2013, reflecting higher employee costs.

For the six months ended June 30, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $323 million compared to a loss of $252 million in 2013.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended June 30, 2014, Corporate, Other and Eliminations revenue was ($201) million compared to ($192) million in 2013. The operating cash flow loss was $194 million, including $44 million of costs related to the Time Warner Cable and Charter transactions, compared to a loss of $101 million in the second quarter of 2013.

For the six months ended June 30, 2014, Corporate, Other and Eliminations revenue was ($426) million compared to ($439) million in 2013.  The operating cash flow loss was $367 million, including $61 million of transaction-related costs, compared to a loss of $239 million in the first six months of 2013.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     Beginning in 2014, our Cable Communications segment revised its methodology for counting customers related to how we count and report customers who reside in multiple dwelling units (“MDUs”) that are billed under bulk contracts (the “Billable Customers Method”). For MDUs whose residents have the ability to receive additional cable services, such as additional programming choices or our HD or DVR services, we now count and report customers based on the number of potential billable relationships within each MDU. For MDUs whose residents are not able to receive additional cable services, the MDU is now counted as a single customer. Previously, we had counted and reported these customers on an equivalent billing unit basis by dividing monthly revenue received under an MDU’s bulk contract by the standard monthly residential rate where the MDU was located (the “EBU Method”). Video customer metrics for 2013 are now presented on the Billable Customers Method to provide an appropriate comparison.  For high-speed Internet and voice customers, the differences in the customer metrics using the Billable Customers Method and the EBU Method were not material and 2013 data has not been adjusted.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 22, 2014 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 57489596.  A replay of the call will be available starting at 12:30 p.m. ET on July 22, 2014, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Tuesday, July 29, 2014 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 57489596.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2013	2014	2013	2014
Revenue	$16,270	$16,844	$31,580	$34,252

Programming and production	4,968	4,874	9,631	10,782
Other operating and administrative	4,570	4,924	9,036	9,676
Advertising, marketing and promotion	1,307	1,242	2,454	2,452
	10,845	11,040	21,121	22,910

Operating cash flow	5,425	5,804	10,459	11,342

Depreciation expense	1,583	1,599	3,149	3,168
Amortization expense	407	401	808	802
	1,990	2,000	3,957	3,970
Operating income	3,435	3,804	6,502	7,372

Other income (expense)
Interest expense	(636)	(648)	(1,289)	(1,290)
Investment income (loss), net	13	120	85	233
Equity in net income (losses) of investees, net	23	22	34	54
Other income (expense), net	(43)	(39)	30	(54)
	(643)	(545)	(1,140)	(1,057)

Income before income taxes	2,792	3,259	5,362	6,315

Income tax expense	(1,048)	(1,234)	(1,973)	(2,352)

Net income	1,744	2,025	3,389	3,963

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(10)	(33)	(218)	(100)

Net income attributable to Comcast Corporation	$1,734	$1,992	$3,171	$3,863

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.65	$0.76	$1.19	$1.47

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.195	$0.225	$0.39	$0.45

Diluted weighted-average number of common shares	2,666	2,628	2,672	2,636

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,
	2013	2014
ASSETS

Current Assets
Cash and cash equivalents	$1,718	$1,529
Investments	3,573	2,325
Receivables, net	6,376	6,232
Programming rights	928	905
Other current assets	1,480	1,781
Total current assets	14,075	12,772

Film and television costs	4,994	5,208

Investments	3,770	3,072

Property and equipment, net	29,840	29,970

Franchise rights	59,364	59,364

Goodwill	27,098	27,323

Other intangible assets, net	17,329	17,233

Other noncurrent assets, net	2,343	2,517

	$158,813	$157,459

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,528	$5,432
Accrued participations and residuals	1,239	1,364
Deferred revenue	898	847
Accrued expenses and other current liabilities	7,967	6,785
Current portion of long-term debt	3,280	2,947
Total current liabilities	18,912	17,375

Long-term debt, less current portion	44,567	43,602

Deferred income taxes	31,935	31,854

Other noncurrent liabilities	11,384	11,241

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	957	1,055

Equity
Comcast Corporation shareholders’ equity	50,694	51,971
Noncontrolling interests	364	361
Total equity	51,058	52,332

	$158,813	$157,459

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended
	June 30,
	2013	2014

OPERATING ACTIVITIES
Net income	$3,389	$3,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,957	3,970
Share-based compensation	213	266
Noncash interest expense (income), net	81	87
Equity in net (income) losses of investees, net	(34)	(54)
Cash received from investees	72	50
Net (gain) loss on investment activity and other	(91)	(113)
Deferred income taxes	87	(22)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	58	60
Film and television costs, net	750	(28)
Accounts payable and accrued expenses related to trade creditors	(87)	(168)
Other operating assets and liabilities	(710)	(464)

Net cash provided by operating activities	7,685	7,547

INVESTING ACTIVITIES
Capital expenditures	(2,867)	(3,246)
Cash paid for intangible assets	(444)	(477)
Acquisitions and construction of real estate properties	(1,311)	(10)
Acquisitions, net of cash acquired	(22)	(406)
Proceeds from sales of businesses and investments	91	481
Return of capital from investees	146	6
Purchases of investments	(641)	(77)
Other	88	(159)

Net cash provided by (used in) investing activities	(4,960)	(3,888)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	348	(343)
Proceeds from borrowings	2,933	2,187
Repurchases and repayments of debt	(2,195)	(3,163)
Repurchases and retirements of common stock	(1,000)	(1,500)
Dividends paid	(942)	(1,092)
Issuances of common stock	24	29
Purchase of NBCUniversal noncontrolling common equity interest	(10,761)	-
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(116)	(117)
Settlement of Station Venture liability	(602)	-
Other	24	151

Net cash provided by (used in) financing activities	(12,287)	(3,848)

Increase (decrease) in cash and cash equivalents	(9,562)	(189)

Cash and cash equivalents, beginning of period	10,951	1,718

Cash and cash equivalents, end of period	$1,389	$1,529

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2013	2014	2013	2014
Operating income	$3,435	$3,804	$6,502	$7,372
Depreciation and amortization	1,990	2,000	3,957	3,970
Operating income before depreciation and amortization	5,425	5,804	10,459	11,342
Noncash share-based compensation expense	111	147	213	266
Changes in operating assets and liabilities	49	(638)	418	(905)
Cash basis operating income	5,585	5,313	11,090	10,703
Payments of interest	(515)	(541)	(1,132)	(1,164)
Payments of income taxes	(1,761)	(1,718)	(2,222)	(1,904)
Excess tax benefits under share-based compensation	(53)	(55)	(147)	(206)
Other	60	62	96	118
Net Cash Provided by Operating Activities	$3,316	$3,061	$7,685	$7,547
Capital expenditures	(1,506)	(1,798)	(2,867)	(3,246)
Cash paid for capitalized software and other intangible assets	(262)	(260)	(444)	(477)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(67)	(51)	(116)	(117)
Nonoperating items(1)	467	203	828	272
Total Free Cash Flow	$1,948	$1,155	$5,086	$3,979

Reconciliation of EPS Excluding Gains on Sales and Acquisition-Related Items (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2014		2013		2014
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,734	$0.65	$1,992	$0.76	$3,171	$1.19	$3,863	$1.47
Growth %			14.8%	16.9%			21.8%	23.5%
Gains on sales of investments(3)	-	-	(47)	(0.02)	-	-	(97)	(0.04)
Favorable resolution of a contingency of an acquired company(4)	-	-	-	-	-	-	(27)	(0.01)
Costs related to Time Warner Cable and Charter transactions(5)	-	-	27	0.01	-	-	38	0.01
Gain on sale of wireless spectrum licenses(6)	-	-	-	-	(67)	(0.03)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales and acquisition-related items)	$1,734	$0.65	$1,972	$0.75	$3,104	$1.16	$3,777	$1.43
Growth %			13.7%	15.4%			21.7%	23.3%

(1)   Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages.

(2)   Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)   2nd quarter 2014 net income attributable to Comcast Corporation includes $74 million of investment income, $47 million net of tax, resulting from the sale of an investment. 2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments.

(4)   2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

(5)   2nd quarter 2014 net income attributable to Comcast Corporation includes $44 million of operating costs and expenses, $27 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $61 million of operating costs and expenses, $38 million net of tax, related to the Time Warner Cable and Charter transactions.

(6)   2013 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$16,270	$16,844	3.5%	$31,580	$34,252	8.5%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$16,270	$16,844	3.5%	$31,580	$33,149	5.0%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$5,425	$5,804	7.0%	$10,459	$11,342	8.4%

Costs related to Time Warner Cable and Charter transactions	-	44		-	61

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$5,425	$5,848	7.8%	$10,459	$11,403	9.0%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$5,995	$6,016	0.3%	$11,335	$12,892	13.7%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$5,995	$6,016	0.3%	$11,335	$11,789	4.0%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$2,413	$2,476	2.6%	$4,638	$4,981	7.4%

2014 Olympics	-	-		-	(257)

Revenue excluding 2014 Olympics	$2,413	$2,476	2.6%	$4,638	$4,724	1.9%

Reconciliation of Broadcast Television Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$1,732	$1,816	4.9%	$3,249	$4,437	36.6%

2014 Olympics	-	-		-	(846)

Revenue excluding 2014 Olympics	$1,732	$1,816	4.9%	$3,249	$3,591	10.5%

Note: Minor differences may exist due to rounding.